Exhibit 107.1

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Fees to be Paid	Unallocated (Universal) Shelf	FTNT Trigger Auto Callable Contingent Yield Notes	456(b)	150,000	$10	$1,500,000	.0001476	$221.40	-	-	-	-
Fees to be Paid	Unallocated (Universal) Shelf	MRVL Trigger Auto Callable Contingent Yield Notes	456(b)	150,000	$10	$1,500,000	.0001476	$221.40	-	-	-	-
Fees to be Paid	Unallocated (Universal) Shelf	SNOW Trigger Auto Callable Contingent Yield Notes	456(b)	150,000	$10	$1,500,000	.0001476	$221.40	-	-	-	-
Fees to be Paid	Unallocated (Universal) Shelf	UBER Trigger Auto Callable Contingent Yield Notes	456(b)	150,000	$10	$1,500,000	.0001476	$221.40	-	-	-	-
Fees Previously Paid	-	-	-	-	-	$0	-	$0	-	-	-	-